UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PEAK RESOURCES INCORPORATED
(Name of Small Business Issuer in its Charter)

Nevada	1000	N/A
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

2103 Tyrone Place
Penticton, British Columbia Canada, V2A 8Z2
Telephone: (250) 490-3378 Facsimile: (250) 490-3378

(Address and telephone number of principal executive offices and principal place of business)

Agent for Service:	With a Copy To:

Eastbiz.com, Inc.	Penny O. Green
5348 Vegas Drive	Bacchus Law Group
Las Vegas, Nevada 89108	1511 W. 40 Ave.
Vancouver, BC Canada V6M 1V7
Telephone: 702-871-8678
Telephone: (604) 732 4804
Facsimile: (604) 408-5177

Approximate Date of Proposed Sale to the Public:
As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ x ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Shares of Common Stock, Par Value $0.001	2,853,334	$0.05	$142,666.70	$4.38

[1] Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

PEAK RESOURCES INCORPORATED
2,853,334 Shares of Common Stock

Before this offering there has been no public market for our common stock.

This prospectus relates to the resale by selling shareholders of up to 2,853,334 shares of our common stock currently outstanding. Approximately 37 of our shareholders are offering shares of our common stock to the public by means of this prospectus. We will not receive any proceeds from this offering.

The selling shareholders will sell our shares at an initial price of $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

We are a start-up exploration stage company without significant operations.

Our common stock is not presently traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchaser in this offering may be receiving an illiquid security.

This investment involves a high degree of risk see "Risk Factors" on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

Our Business

We are a start-up exploration stage company without significant operations and we are in the business of gold exploration. Our principal office is located at 2103 Tyrone Place, Penticton, British Columbia, Canada, V2A 8Z2. Our telephone number is (250) 490-3378.

On September 18, 2006 we signed an option agreement with Bearclaw Capital Corporation to acquire from it a 90% interest in the mining rights to the Kalamalka Property. On December 30, 2006 we amended the agreement to extend the due date for some of our exploration expenses. Bearclaw is not a related party to us.

Bearclaw holds a 100% interest in the Kalamalka Property. The Kalamalka Property is located in the Vernon Mining District of British Columbia. The Kalamalka Property consists of 4 contiguous claims with a total area of approximately 100 hectares.

In order to exercise our option to the mineral rights to the Kalamalka Property we must make exploration expenditures totaling approximately $132,285 and pay $4,329 cash to Bearclaw prior to September 30, 2008.

The $132,285 in optional exploration expenditures will be staged as follows:

  incur approximately $4,410 in exploration expenses by April 30, 2007;
  incur approximately an additional $22,047 in exploration expenses by September 30, 2007;
  incur approximately an additional $105,828 in exploration expenses by September 30, 2008; and
  pay approximately $4,329 in cash to Bearclaw by September 30, 2008 (paid on October 16, 2006).

We did not have to pay anything to acquire the option from Bearclaw, although we made an option payment of $4,329 to Bearclaw on October 16, 2006. As of March 22, 2007, we had not yet incurred any exploration expenses on the Kalamalka Property or paid any other amounts to Bearclaw.

We can earn an additional 5% interest in the Kalamalka Property by spending approximately an additional $220,475 on exploration by December 15, 2010.

If we do not make the specified annual expenditures, we will forfeit our right to exercise the option.

There is no assurance that a commercially viable deposit exists on this mineral claim. Exploration will be required before a final evaluation as to the economic and legal feasibility of the mineral claim is determined.

Our plan of operations is to carry out exploration of the Kalamalka Property. Our specific exploration plan for the Kalamalka Property, together with information regarding the location and access, history of operations, present condition and geology, is presented in this prospectus under the heading “Description of Properties.” Our exploration program is preliminary in nature in that its completion will not result in a determination that the property contains commercially exploitable quantities of mineralization.

We anticipate that we will require additional financing in order to pursue full exploration of the Kalamalka Property. We do not have sufficient financing to undertake full exploration of the Kalamalka Property at present and there is no assurance that we will be able to obtain the necessary financing.

Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of the Kalamalka Property is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties. It is too early for us to estimate how long it will take us and how much it will cost us to determine whether there is a commercially viable mineral deposit on the Kalamalka Property.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on the Kalamalka Property. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

We have not commenced any work on the Kalamalka Property. Larry Olson is our sole director and officer and has no previous experience in mineral exploration or operating a mining company. Our business plan may fail due to our management’s lack of experience in this industry.

Mr. Olson owns 51.3% of our issued and outstanding common stock as at March 22, 2007. Since Mr. Olson owns a majority of our outstanding shares and he is the sole director and officer of our company he has the ability to elect directors and control the future course of our company. Investors may find the corporate decisions made by Mr. Olson are inconsistent with the interests of other stockholders. There are many other factors, described in detail under the section of Risk Factors, which may adversely affect our ability to begin and sustain profitable operations.

To date we have raised $81,850 through four private placements completed in October 2005, April 2006, August 2006 and October 2006. The following table summarizes the date of offering, the price per share paid, the number of shares sold and the amount raised for these private placements. All of these issuances were made to non-US investors pursuant to exemptions contained in Regulation S of the Securities Act of 1933.

Closing Date of Offering	Price Per Share Paid	Number of Shares Sold	Amount Raised
October 10, 2005	$0.001	3,000,000	$3,000
April 29, 2006	$0.015	1,823,334	$27,350
August 31, 2006	$0.05	870,000	$43,500
October 5, 2006	$0.05	160,000	$8,000

The Offering

The 2,853,334 common shares for sale by this Prospectus represent approximately 49% of our issued and outstanding stock. Both before and after the offering, our director will control us. Larry Olsen, our sole director and officer, owns a total of 3,000,000 shares, which is 51% of our issued and outstanding stock.

Securities Offered	Up to 2,853,334 common shares offered by selling shareholders.

Initial Offering Price

The $0.05 per share initial offering price of our common stock was determined by our Board of Directors, based on several factors including our capital structure, the background of our management and the most recent sale of our common stock to investors.

Minimum Number of Shares
to be Sold in this Offering	None

Securities Issued and to be Issued

5,853,334 shares of common stock are issued and outstanding as of March 22, 2007. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to the NASD’s OTC Bulletin Board for the trading of our common stock. In order to do so, we will have to engage a market maker to make the application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the NASD’s OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

The above information regarding common stock to be outstanding after the offering is based on 5,853,334 shares of common stock outstanding as of March 20, 2007.

Financial Condition

We have incurred operating losses since inception resulting in accumulated losses of $30,914 since September 30, 2005 (date of inception). Our auditors stated that these factors raise substantial doubt about our ability to continue as a going concern.

As at March 22, 2007 we have satisfied our obligations to maintain our rights and options to the Kalamalka Property to date.

Summary Financial Information

All of the references to currency in this registration statement are to U.S. Dollars, unless otherwise noted. The tables and information below are derived from our audited financial statements for the year-ended August 31, 2006 and the first quarter period ended November 30, 2006. We have working capital of $61,436 as at November 30, 2006.

	November 30,	August 31,
	2006	2006
Financial Summary	$	$
Cash	68,865	72,397
Total Assets	68,865	72,397
Total Liabilities	7,429	6,059
Total Liabilities and Stockholder's Equity	68,865	72,397

			For the period
			From
	Accumulated		September 30,	For the period
	From	For the	2005	From
	September 30, 2005	Three months	(Date of	September 30, 2005
	(Date of Inception)	Ended	Inception) To	(Date of Inception)
	to November 30,	November 30,2006	November 30,	To August 31,
	2006	2006	2005	2006
	$	$	$	$
			(unaudited)

Statement of Operations

Revenue	-	-	-	-

Expenses	30,914	15,152	1,581	15,762

Net Loss	(30,914)	(15,152)	(1,581)	(15,762)

Net Loss Per Share – Basic and		-	-	-
Diluted

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in order to evaluate our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following known material risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the first phase of our exploration program on the Kalamalka mineral property. However, we will need to obtain additional financing in order to complete our business plan. Our business plan calls for significant expenses in connection with the exploration of our mineral claim. We have not made arrangements to secure any additional financing.

Our failure to make required payments or expenditures could cause us to lose title to the mineral claim.

The Kalamalka mineral property has an expiry date of November 17, 2007 and in order to maintain the tenure in good standing it will be necessary for us to either perform and record valid exploration work with value of approximately $6.50per hectare ($650 for the 100 hectares of the claim) or pay the equivalent sum to the Province of British Columbia in lieu of work. Failure to perform and record valid exploration work or pay the equivalent sum to the Province of British Columbia on the anniversary dates will result in forfeiture of title to the claim.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not yet begun the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. We were incorporated on September 30, 2005 and to date have been involved primarily in organizational activities, obtaining financing and staking our mineral claim. We have not earned any revenues and as of as of March 22, 2007, we have never achieved profitability. We expect to incur operating losses for the foreseeable future.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in the light of problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks our business will likely fail and you will lose your entire investment in this offering.

If we do not find a joint venture partner for the continued development of our mineral claim, we may not be able to advance exploration work, which could cause our business to fail.

If the results of our Phase Two exploration program are successful, we may try to enter into a joint venture agreement with a partner for the further exploration and possible production of our Kalamalka Property. We would face competition in finding a joint venture partner, from other junior mineral resource exploration companies who have properties that the joint venture partner may deem to be more attractive in terms of potential return and investment cost. In addition, if we entered into a joint venture agreement, we would likely assign a percentage of our interest in the Kalamalka claim to the joint venture partner. If we are unable to enter into a joint venture agreement with a partner, our operations may fail and you may lose your entire investment in this offering.

Because our management has no experience in the mineral exploration business we may make business decisions that are not advantageous to us, and this could cause our business to fail.

Our President has no previous experience operating an exploration or a mining company and because of this lack of experience he may make mistakes. Our management lacks the technical training and experience with exploring for, starting, or operating a mine. With no direct training or experience in these areas our management may not be fully aware of the many specific requirements related to working in this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to our management's lack of experience in this industry.

Because our sole director and officer owns the majority of our common stock, he has the ability to override the interests of the other stockholders, which could prevent us from becoming profitable.

Our President, Larry Olson, owns 51.3% of our outstanding common stock and serves as our sole director and officer. Because Mr. Olsen owns more than 50% of our issued common stock, he will be able to elect all of our directors and control our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. He may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If he fails to act in our best interests or fails to perform adequately to manage us, you may have difficulty in removing him as director, which could prevent us from becoming profitable.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially viable gold deposits will be found and our business will fail.

Exploration for gold is a speculative venture involving substantial risk. We can provide investors with no assurance that our Kalamalka mineral property contains commercially viable gold deposits. The exploration program that we will conduct on our claim may not result in the discovery of commercial viable gold deposits. Problems such as unusual and unexpected rock formations and other conditions commonly occur in gold exploration which often results in unsuccessful exploration efforts. In such a case, we may be unable to complete our business plan and you could lose your entire investment in this offering.

Because of the inherent dangers involved in gold exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for gold involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

Because access to our mineral claim is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Surface exploration and drilling access, according to the geologist report, to our Kalamalka mineral property is most favorable between June 1 and October 31 of each year due to snow in the area at other times of the year. As a result, any attempts to visit, test, or explore the property are largely limited to these few months of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can result in our inability to meet deadlines for exploration expenditures as defined by the Province of British Columbia. This could cause our business venture to fail and the loss of your entire investment in this offering unless we can meet deadlines.

As we undertake exploration of our mineral claim, we will be subject to government regulations that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations as contained in the Mineral Tenure Act of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to the mineral claim, our business may fail.

Under British Columbia law, title to a British Columbia mineral claim can only be held by individuals or British Columbia corporations. Since we are a Nevada corporation we are not legally allowed to hold claims in British Columbia. Our mineral claim is being held in trust for us by our President as he is a

British Columbia resident. If we confirm economically viable deposits of gold on our mineral claim we will incorporate a British Columbia subsidiary to hold title to the mineral claim and our President will transfer the claim to the subsidiary. Until we can confirm viable gold deposits, our President is holding the claim in trust for us by means of a trust agreement. However, there could be situations such as the death of our President that could prevent us from obtaining clear title to the mineral claim. If we are unable to obtain clear title to the mineral claim our business will likely fail and you will lose your entire investment in this offering.

Because market factors in the mining business are out of our control, we may not be able to market any minerals that may be found.

The mining industry, in general, is intensely competitive and we can provide no assurance to investors that even if gold is discovered, a ready market will exist for the sale of any gold found. Numerous factors beyond our control may affect the marketability of gold. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

There is substantial doubt as to whether we will continue operations. If we discontinue operations, you could lose your investment.

The following factors raise substantial doubt regarding the ability of our business to continue as a going concern: (i) the losses we incurred since our inception; (ii) our lack of operating revenues as at November 30, 2006; and (iii) our dependence on the sale of equity securities and receipt of capital from outside sources to continue in operation. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to sell our assets, curtail or cease our operations. If this happens, you could lose all or part of your investment.

There is no liquidity and no established public market for our common stock and it may prove impossible to sell your shares.

There is presently no public market in our shares. While we intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities, we cannot guarantee that such sponsorship will be approved and our stock listed and quoted for sale. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market, and it may prove impossible to sell your shares.

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The selling shareholders are offering 2,853,334 shares of our common stock through this prospectus. They must sell these shares at a fixed price of $0.05 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall. The number of shares being registered by this prospectus represent approximately 49% of the common shares currently outstanding.

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares you purchase from us.

As our sole director and officer and our assets are located in Canada, investors may be limited in their ability to enforce US civil actions against our director or our assets. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our assets are located in Canada and our director is a resident of Canada. Consequently, it may be difficult for United States investors to affect service of process within the United States on our director.

A judgment of a US court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the US court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our future assets or our director predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell at an initial price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.05 per share initial price of our common stock was determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  prices of shares we have issued in the past, including 160,000 shares we issued at $0.05 on October 5, 2006 and 870,000 shares we issued at $0.05 on August 31, 2006, our two most recent share issuances;
  our lack of operating history;
  our capital structure; and
  the background of our management.

Therefore, the $0.05 per share initial price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. If our common stock becomes listed on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus.

The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.05 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

Dilution

All 2,853,334 shares of the common stock to be sold by the selling shareholders are currently issued and outstanding. Accordingly, they will not cause dilution to our existing shareholders.

Sales by Selling Shareholders

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;

  in privately negotiated transactions;

  through the writing of options of the common stock;

  in short sales; or

  in any combination of these methods of distribution.

No public market currently exists for our shares of common stock. We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. The OTC Bulletin Board is a securities market but should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than are companies traded on the

NASDAQ market. However there is no assurance that we can be traded on the OTC Bulletin Board and the NASD, which regulates the OTC Bulletin Board, has applied to the SEC to allow additional restrictions and requirements upon the part of OTC Bulletin Board securities. We currently do not meet either the existing requirements or the proposed additional restrictions and requirements of the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling shareholders are required to sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board. Thereafter, the sales price offered by the selling shareholders to the public may be:

  offered at the set price of $0.05 per share until a market develops;
  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine.

The shares may also be sold in compliance with the SEC's Rule 144. A description of the selling limitations defined by Rule 144 can be located on page 23 of this prospectus.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer’s commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker's or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
  contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
  contains a toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

  with bid and offer quotations for the penny stock;
  the compensation of the broker-dealer and its salesperson in the transaction;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

In regards to short sells, the selling shareholders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

Selling Shareholders

The selling shareholders are offering shares of common stock already issued, which they obtained as part of the following shares issuances:

1.

1,823,334 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on April 29, 2006;

2.

870,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on August 30, 2006; and

3.

160,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on October 5, 2006.

The shares were sold solely by our President to accredited investors under exemptions provided in Canada and Regulation S.

The following table provides as of March 22, 2007 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each before the offering
2.	the total number of shares that are to be offered for each
3.	the total number of shares that will be owned by each upon completion of the offering; and
4.	the percentage owned by each upon completion of the offering.

Name of Selling Shareholder	Shares Owned Before the Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage of Shares Owned After the Offering is Complete
Darren Back	150,000	2.6	150,000	0	0
Slavko Baric	25,000	+	25,000	0	0
Allan Boddy	25,000	+	25,000	0	0
Terry Brown[2]	70,000	1.2	70,000	0	0
Michelle Burak	146,667	2.5	146,667	0	0
Greg Corcoran	170,000	2.9	170,000	0	0
Ellen M. Covey	50,000	+	50,000	0	0
Julius Daxner	125,000	2.1	125,000	0	0
Kim Demas	100,000	1.7	100,000	0	0
Jim Duncan	100,000	1.7	100,000	0	0
Wayne Evans	200,000	3.4	200,000	0	0
Brad Field[3]	60,000	1.0	60,000	0	0
Sheryl Field[3]	60,000	1.0	60,000	0	0
Monika Folk[4]	81,667	1.4	81,667	0	0
Ryan Folk[2]	100,000	1.7	100,000	0	0
Shaun Folk[2] 4	125,000	2.1	125,000	0	0
Bob Gabert[5]	25,000	+	25,000	0	0
Donna Gabert[5]	25,000	+	25,000	0	0
Dale. Gilbert	110,000	1.9	110,000	0	0
Darren High	25,000	+	25,000	0	0
Dana Hluchan[6]	100,000	1.7	100,000	0	0
Robert Hluchan[6]	125,000	2.1	125,000	0	0
Jeff Klassen[7]	50,000	+	50,000	0	0
Ken Klassen[7]	200,000	3.42	200,000	0	0
Sophie Klassen[7]	100,000	1.71	100,000	0	0
Don Klumpp	25,000	+	25,000	0	0
Len Knight	75,000	1.28	75,000	0	0
Dwayne Kowbel	75,000	1.28	75,000	0	0
William Mackie	60,000	1.03	60,000	0	0

Filipo Maiorana	50,000	+	50,000	0	0
Ken Parohl	25,000	+	25,000	0	0
Marc Rassmusin	25,000	+	25,000	0	0
Wayne Sharp	25,000	+	25,000	0	0
Massimo	25,000		25,000	0	0
Simonelli		+
Kristie Tucker	70,000	1.20	70,000	0	0
Blaine Werle	50,000	+	50,000	0	0

Total	2,853,334		2,853,334

(1) The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus.

(2) Terry Brown, the owner of 70,000 shares of our common stock, is the mother of Ryan Folk (the owner of 100,000 shares of our common stock) and the mother of Shaun Folk (the owner of 125,000 shares of our common stock). Each of these shareholders has no beneficial interest in the other party's respective holdings.

(3) Brad Field, the owner of 60,000 shares of our common stock, is the wife of Sheryl Field (the owner of 60,000 shares of our common stock). Each of these shareholders has no beneficial interest in the other party's respective holdings.

(4) Monika Folk, the owner of 81,667 shares of our common stock, is the wife of Shaun Folk (the owner of 125,000 shares of our common stock). Each of these shareholders has no beneficial interest in the other party's respective holdings.

(5) Bob Gabert, the owner of 25,000 shares of our common stock, is the wife of Donna Gabert (the owner of 25,000 shares of our common stock). Each of these shareholders has no beneficial interest in the other party's respective holdings.

(6) Dana Hluchan, the owner of 100,000 shares of our common stock, is the wife of Robert Hluchan (the owner of 125,000 shares of our common stock). Each of these shareholders has no beneficial interest in the other party's respective holdings.

(7) Jeff Klassen, the owner of 50,000 shares of our common stock, is the brother of Ken Klassen (the owner of 200,000 shares of our common stock). They are not related to Sophie Klassen (the owner of 100,000 shares of our common stock). Each of these shareholders has no beneficial interest in the other party's respective holdings.

+Less than 1%

Other than detailed in the footnotes above, we are not aware of any family relationships among selling shareholders.

Except as indicated above, the named shareholders beneficially own and have sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 5,853,334 shares of common stock outstanding on March 22, 2007. The selling shareholders named in this prospectus are offering a total of 2,853,334 shares of common stock which represents 49% of our outstanding common stock on March 22, 2007. Except as indicated above, none of the selling shareholders or their beneficial owners:

1.	has had a material relationship with us other than as a shareholder at any time within the past three years; or
2.	has ever been one of our officers or directors.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve Peak or any of our properties.

Directors, Executive Officers, Promoters and Control Persons

The sole Director and Officer currently serving our Company is as follows:

Name	Age	Positions Held and Tenure

Larry Olson	50	President, Chief Executive Officer, Chief Financial Officer and Director since September 30, 2005

The sole Director named above will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

Biographical information

Larry Olson

Mr. Olson has acted as our sole Director and Officer since our inception on September 30, 2005. From 1987 to the present, Mr. Olson has been running a consulting firm called Larry Olson & Associates, which provides business consulting services to public and private companies. From January 2007 to the present, Mr. Olson has been a director and Chief Financial Officer of Reef Resources Ltd., an oil and gas exploration and development public company in Canada. From September 2006 to the present he has been President, Chief Executive Officer and a Director of Kaval Energy Services Inc., an oil field services company. From August 2005 to the present, Mr. Olson has been the President of Viacorp Technologies Inc., a company involved in acquiring a Quebec based biotechcompany. From August, 2002 to the present, Mr. Olson has been managing Med Access Investments (VCC) Inc., a venture capital company he founded, which invested in Med Access Inc., a medical software company and Rise Healthcare Inc., a Calgary based public company. He is a Director of both companies. Mr. Olson has a Bachelor of Business Administration (Simon Fraser University, British Columbia, 1985) and has completed graduate course work.

Other than as disclosed above, our director does not currently serve on the boards of other public companies.

Significant Employees and Consultants

We have no significant employees or consultants, other than Larry Olson, our President. For our accounting requirements we use the consulting services of Lancaster & David, Chartered Accountants of Vancouver, Canada to assist in the preparation of our interim financial statements in accordance with accounting principles generally accepted in the United States.

Conflicts of Interest

Although Mr. Olson does not work with any other mineral exploration companies other than ours, he may in the future. We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of Mr. Olson. Mr. Olson dedicates approximately 20% of his time to act as our President. The rest of Mr. Olson's time is principally spent running Reef Resources, Kaval Energy Services and Viacorp Technologies. None of these other companies are in the business of mineral exploration.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not presently need an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Peak and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of March 22, 2007, of our common stock by our director, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of March 22, 2007, there were 5,853,334 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus..

Title of Class	Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percent of Class Owned Prior To This Offering
Common Stock	Larry Olson President, Chief Executive Officer Chief Financial Officer, Principal Accounting Officer and Director 2103 Tyrone Place Penticton, British Columbia Canada, V2A 8Z2	3,000,000	51.3%
	All executive officers and directors as a group	3,000,000

The percent of class is based on 5,853,334 of common stock issued and outstanding as of March 22, 2007.

Changes in Control

There are currently no arrangements which would result in a change in control of Peak.

Description of Securities

General

Our authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at March 22, 2007, 5,853,334 shares of common stock are issued and outstanding and held by 38 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of a majority of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate prorata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of March 22, 2007, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of March 22, 2007, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of March 22, 2007, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of March 22, 2007, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Stock Transfer Agent

As of March 22, 2007 we had not yet appointed a stock transfer agent.

Nevada Anti-Takeover Laws

The provisions of the Nevada Revised Statutes (NRS) sections 78.378 to 78.3793 apply to any acquisition of a controlling interest in an certain type of Nevada corporation known as an “Issuing Corporation”, unless the articles of incorporation or bylaws of the corporation provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

The provisions of NRS 78.378 to NRS 78.3793 do not restrict the directors of an “Issuing Corporation” from taking action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to holders of a specified number of shares or percentage of share ownership or voting power.

An “Issuing Corporation” is a corporation organized in the state of Nevada and which has 200 or more stockholders of record, with at least 100 of whom have addresses in the state of Nevada appearing on the stock ledger of the corporation and does business in the state of Nevada directly. As we currently have less than 200 stockholders the statute does not currently apply to us.

If we do become an “Issuing Corporation” in the future, and the statute does apply to us, our sole director Mr. Olson on his own will have the ability to adopt any of the above mentioned protection techniques whether or not he owns a majority of our outstanding common stock, provided he does so by the specified tenth day after any acquisition of a controlling interest.

Shares Eligible for Future Sale

The 2,853,334 shares of common stock being registered in this offering will be freely tradable without restrictions under the Securities Act. Of the 3,000,000 shares of our issued common stock that are not being registered in this prospectus:

  3,000,000 shares have been held by Larry Olson, our President, Chief Executive Officer and Chief Financial Officer for more than a year;

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 3,000,000 outstanding restricted securities held by our sole director and officer that are not registered in this prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in Peak. Nor was any such person connected with Peak as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our audited and unaudited financial statements are included in this Prospectus in reliance upon Manning Elliott LLP, Certified Public Accountants, as experts in auditing and accounting.

The geological report for the Kalamalka mineral property was prepared by Agnes Koffyberg P. Geo., and the summary information of the geological report disclosed in this prospectus is in reliance upon the authority and capability of Agnes Koffyberg as a Professional Geoscientist.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Disclosure of SEC Position of Indemnification for Securities Act Liabilities

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

Business Development

We were incorporated on September 30, 2005 under the laws of the state of Nevada. On the date of our incorporation, we appointed Larry Olson as our Director. On September 30, 2005, Mr. Olson was appointed President, Principal Financial Officer, Principal Accounting Officer and Secretary of our company. Mr. Olson may be deemed to be our promoter.

Our President, Mr. Olson, has had an interest in British Columbia mineral exploration for over 15 years having invested in B.C. and other Western Canada publicly listed mineral exploration companies over that period. Mr. Olson decided to start a mineral exploration company in August 2005 after years of experience in investing in publicly listed mineral exploration companies and observing that the commodity prices for gold, zinc, copper and other minerals appeared to be at a sustained attractive level.

Mr. Olson believed he had located claims of merit in the Similkameen Mining District using the Province of BC’s on-line staking system and staked 3 claims on our behalf in May 2006. These claims proved to be not viable after our representative that held the Crown Grant on these properties changed their verbal commitment to sell the Crown Grant to us. As a result of this decision by the Crown Grant holders Mr. Olson approached Discovery Consultants Inc., about attractive unencumbered properties that Discovery might be able to identify for us to acquire and develop.

On September 18, 2006 we signed an option agreement with Bearclaw Capital Corporation to acquire 90% interest in the Kalamalka Property. The agreement allows Peak to acquire the 90% interest in the Kalamalka Property by making exploration expenditures totaling approximately $132,285 and paying $4,329 cash to Bearclaw by September 30, 2008. The option agreement required that Bearclaw transfer title to us within 30 days of signing the agreement. On our request, Bearclaw transferred title to our President, Mr. Olson, who has executed a trust agreement and has agreed to hold the claim in trust for us (since British Columbia laws prevent a Nevada corporation from holding title directly).

The tenure numbers of the Kalamalka mineral claims are 359280, 359281, 359282 and 359283 respectively. Under the British Columbia Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals or British Columbia corporations. Because of this regulation, our President is holding the mineral claim in trust for us until we can determine whether there is a commercially viable gold deposit on our claim. If we determine that there is a commercially viable gold deposit on our claim we will incorporate a British Columbia subsidiary to hold title to the claim and our President will transfer the mineral claim to the subsidiary. The transfer will be at no cost to us other than the costs associated with the incorporation of the British Columbia subsidiary.

In October 2006, we engaged a professional geoscientist named Agnes Koffyberg, who is familiar with the Vernon Mining District area to develop a report about the Kalamalka property that we optioned from Bearclaw Capital Corporation. Agnes Koffyberg was introduced to us through Bill Gilmour, P. Eng. of Discovery Consultants. Discovery Consultants was contracted to assess the properties staked in the Similkameen Mining District. The report entitled “Report on the Kalamalka Property” dated November 2, 2006 describes the mineral claim, the regional geology, the mineral potential of the claim and recommendations how we should explore the claim.

Competitive Conditions

The mineral exploration business is an extremely competitive industry. We are competing with many other exploration companies looking for minerals. We are a very small exploration company and a small participant in the mineral exploration business. Being a junior mineral exploration company, we compete with other companies like ours for financing and joint venture partners. Additionally, we compete for resources such as professional geologists, camp staff, helicopters and mineral exploration supplies.

Raw Materials

The raw materials for our exploration program will be items including camp equipment, sample bags, first aid supplies, groceries and propane. All of these types of materials are readily available in either the city of Vernon or the city of Kelowna (20 miles from Vernon), in British Columbia, Canada from a variety of suppliers.

Dependence on Major Customers

We have no customers.

Intellectual Property and Agreements

We have no intellectual property such as patents or trademarks. Additionally, we have no royalty agreements or labor contracts.

Government Regulations

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the province of British Columbia, specifically. Under these laws, prior to production, we have the right to explore the property, subject only to a notice of work which may entail posting a bond if we significantly disturb the property surface. This would first occur during the drilling phase of exploration.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. Our first two phases of exploration, which will consist of mapping, re-sampling, relocation, geological, geochemical and geophysical surveys, and trenching, will not require any reclamation and environmental mediation work because there will not be significant physical disturbance to the land. Subsequent drilling will require some remediation work. We will need to raise additional funds to finance any drilling programs, including remediation costs.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any production programs if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

  Water discharge will have to meet water standards;

  Dust generation will have to be minimal or otherwise re-mediated;

  Dumping of material on the surface will have to be re-contoured and re-vegetated;

  An assessment of all material to be left on the surface will need to be environmentally benign;

  Ground water will have to be monitored for any potential contaminants;

  The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

  There will have to be an impact report of the work on the local fauna and flora.

The Canadian Environmental Assessment Act (CEAA), which came into force in January 1995, governs environmental assessment at the federal level. The Canadian Environmental Assessment Agency is in charge of administering the environmental assessment process. The CEAA requires an environmental assessment where a federal authority supports a private or public sector project in one or more of four ways:

  by being the proponent of the project,
  by providing money for the project,
  by providing land for the project, or
  by issuing some form of regulatory approval for the project.

In Canada, mineral title belongs to the provincial Crown. Mining is generally regulated by the provinces. Provincial mining legislation, policies, and codes of practice, usually have specific requirements for the control of mining wastes. Provinces also use different procedures to regulate mining activity. We will be required to comply with all regulations defined in the Mineral Tenure Act for the Province of British Columbia. In British Columbia, the proponent must submit a permit application for all mechanized surface exploration. The application includes information about the mineral title, the operator, the program of work, and the proposed reclamation plan. For minimal surface disturbance in a non-sensitive area, a letter permit is issued by a district inspector of the Ministry of Energy, Mines and Petroleum Resources. If a mechanized work program is contemplated, the district inspector follows a consultation procedure with other government agencies, following which a permit will be issued. For exploration in highly sensitive areas, further referrals will be made by the Ministry to, for example, the inter-agency management committee, other government agencies, and/or public stakeholder groups.

We are also subject to safety policies of the Canadian Workers Compensation Board that regulates the protection of the health and safety of workers.

In addition to the foregoing, in the future, our Canadian operations may be affected from time to time by political developments in Canada and by Canadian Federal, provincial and local laws and regulations, such as restrictions on mining production and exploration, price controls, tax increases, expropriation of property, modification or cancellation of contract rights, and environmental protection controls.

During the initial phases of exploration, there will be no significant costs of compliance with government regulations. However, while it is difficult to know exactly how much these costs will be until we have a better indication of the size and tenor of any production operation, we would expect that they could be high in the production operation.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the initial phase of exploration. We currently have no any funds to comply with environmental laws concerning our exploration program.

Research and Development Expenditures

We have not incurred any research or development expenditures since our inception on September 30, 2005.

Employees

As of March 22, 2007, we do not have any full time or part time employees. Our sole director and officer works as part time consultant in the areas of business development and management, contributing approximately 20% of his time to us. We currently engage independent contractors in the areas of accounting, geologist services, legal, and auditing services. We intend to retain the services of independent geologists, prospectors and consultants on a contract basis to conduct the exploration programs on our Kalamalka mineral property.

Description of Property

Our executive offices are located at 2103 Tyrone Place, Penticton, British Columbia, Canada, V2A 8Z2.

We also have a mineral claim located in the Similkameen Mining Division, British Columbia, Canada and an optioned property known as Kalamalka Property.

Kalamalka Property

On September 18, 2006 we signed an option agreement with Bearclaw Capital Corporation to acquire 90% interest in the Kalamalka Property The agreement allows Peak to acquire the 90% interest in the Kalamalka Property by making exploration expenditures totaling approximately $132,285 and paying approximately $4,329 in cash to Bearclaw by September 30, 2008. The option agreement required that Bearclaw transfer title to us within 30 days of signing the agreement. On our request, Bearclaw transferred title to our President, Mr. Olson, who has executed a trust agreement and has agreed to hold the claim in trust for us.

In order to exercise our option to the mineral rights to the Kalamalka Property we must spend at least $132,285 in exploration expenses prior to September 30, 2008 as follows:

  incur approximately $4,410 in exploration expenses by April 30, 2007;
  incur approximately an additional $22,047 in exploration expenses by September 30, 2007;
  incur approximately an additional $105,828 in exploration expenses by September 30, 2008; and
  pay approximately $4,329 in cash to Bearclaw by September 30, 2008 (paid on October 16, 2006).

We did not have to pay anything to acquire the option from Bearclaw, although we made an option payment of $4,329 to Bearclaw on October 16, 2006. As of March 22, 2007, we had not yet incurred any exploration expenses on the Kalamalka Property or paid any other amounts to Bearclaw.

We can earn an additional 5% interest in the Kalamalka Property by spending an additional $220,475 on exploration by December 15, 2010.

If we do not make the specified annual expenditures, we will forfeit our right to exercise the option.

The tenure numbers of the Kalamalka mineral claims are 359280, 359281, 359282 and 359283 respectively. Under the British Columbia Mineral Tenure Act, title to British Columbia mineral claims can only be held by individuals or British Columbia corporations. Because of this regulation, our President is holding the mineral claim in trust for us until we can determine whether there is a commercially viable gold deposit on our claim. If we determine that there is a commercially viable gold deposit on our claim we will incorporate a British Columbia subsidiary to hold title to the claim and our President will transfer the mineral claim to the subsidiary. The transfer will be at no cost to us other than the costs associated with the incorporation of the British Columbia subsidiary.

We anticipate incurring significant expenses in order to explore our claim, as described in our Plan of Operation.

Location and Means of Access

The Kalamalka Property is located in the Vernon Mining Division, British Columbia, Canada. The Kalamalka Property is located in the Vernon Mining Division of south-central British Columbia, 2.5 miles (4 kilometres) south of Lavington and 8.1 miles (13 kilometres) east-southeast of Vernon, BC. Access from Vernon is eastward on Highway 6 to Lavington, then south via Learmouth Road to Reid Road to Bluenose Road, then to Langford Road. At the western end of Langford Road, a dirt road crosses private property and continues to the Kalamalka Property. There are many old roads and skidder trails that allow access to all parts of the Kalamalka Property. Vernon is the nearest major supply centre and the nearest railhead.

The Kalamalka Property consists of 4 contiguous mineral titles, covering an area of 100 hectares. The Kalamalka Property is located on BC Geographic System (BCGS) maps 082L015 and 082L025 (National Topographic System map 082L03E). It encompasses the former Kalamalka Gold Mine located at latitude 50° 12' 20” north and longitude 119° 05' 30” west.

The general location of the claim is shown on Map 1 below.

Physiographically, the Kalamalka Property lies just south of the boundary between the Shuswap Highlands to the north and the Okanagan Highlands to the south. Topography in this region consists of rolling to rugged mountains, reflecting the granites and gneisses predominant in this region. To the west lies the somewhat gentler topography of the Thompson Plateau. The highlands, with elevations from 1100 to 1800 metres, grade eastward into the steep and rugged Monashee and Selkirk Mountains, which have elevations up to 3500 metres.

Locally, the Kalamalka Property is situated along the ridge between Craster Creek and Brewer Creek. These creeks flow northwardly into Coldstream Creek, which flows westwardly into Kalamalka Lake. Drainage from the lake travels into Okanagan Lake, which eventually becomes part of the Columbia River system. The former Kalamalka Gold mine is situated on the southeastern side of the ridge lying to the west of Caster Creek at an elevation of 885 m. Elevations on the on the Kalamalka Property range from 975 m along the ridge to 715 m along the Castor Creek drainage in the southeast part of the Kalamalka Property .

Part of the Kalamalka Property is forested with mature stands of Douglas fir, ponderosa and western white pine and white spruce. In the mid 1990s, the hillside west and southwest of the old workings was logged, which has allowed for greater access within the Kalamalka Property and increased rock exposure on surface.

The Kalamalka Property lies within a modified continental climate with warm, dry summers and cool winters. Precipitation varies from 36 to 56 centimetres per year, most of which falls during the winter months. Surface exploration work on the Kalamalka Property is most favorable between June and October.

Kalamalka mineral property description

The Kalamalka Property comprises four two-post legacy claims (KAL 1 TO 4), which were located by R. Mitchell on September 20, 1997. The claims were recorded in Vernon, BC on September 24, 1997. The registered owner of the claims at that time was W. Gilmour and the claims were held in trust for the Predator Syndicate. In 2004, the claims were sold to Bearclaw, which owns them 100%. The claims are currently in good standing with the BC Ministry of Energy and Mines until November 17, 2007

The Kalamalka mineral property which we have optioned is unencumbered and in good standing and there are no third party conditions which affect the claim other than conditions defined by the Province of British Columbia described below. The claim is an area of 100 hectares. We have no insurance covering the claim. We believe that no insurance is necessary since the claim is unimproved and contains no buildings or improvements. The tenure number, claim name, owner, good to date, status, and area as typically recorded in British Columbia are as follows:

Table 1 –TENURE

Title Name	Tenure No.	Area (ha)	Registered Owner	Expiry
KAL 1	359280	25.0	Larry Olson	November 17, 2007
KAL 2	359281	25.0	Larry Olson	November 17, 2007
KAL 3	359282	25.0	Larry Olson	November 17, 2007
KAL 4	359283	25.0	Larry Olson	November 17, 2007

There is no assurance that a commercially viable gold deposit exists on the claim. Exploration will be required before an evaluation as to the economic feasibility of the claim is determined. It is our intention to incorporate a British Columbia subsidiary company and record the deed of ownership in the name of our subsidiary if gold is discovered on the claim and it appears that it would be economically viable to commercially mine the claim. Our consulting geologist has written a report and provided us with recommendations of how we should explore our claim. Until we can validate otherwise, the Kalamalka Property is without known reserves and we are planning a three phase exploration program as recommended by our consulting geologist. We have not commenced any exploration or other work on the claim.

Conditions to Retain Title to Kalamalka mineral property

The Kalamalka mineral property claim has an expiry date of November 17, 2007 and in order to maintain the tenure in good standing it will be necessary for us to coordinate an agent to perform and record valid exploration work with value of CDN$8 per hectare or pay the equivalent sum to the Province of British Columbia in lieu of work. Failure to perform and record valid exploration work or pay the equivalent sum to the Province of British Columbia on the anniversary dates will result in forfeiture of title to the claim.

History of the Kalamalka mineral property area

According to the report prepared by our consulting geologist, Quartz veins were first discovered on the Kalamalka Property in 1896. By the following year, an eight metre shaft had been sunk on the vein. Low gold values were obtained on surface, and an adit was driven to intersect possibly higher gold values at depth.

No further work was reported until 1928 when 6.4 metres of tunnel were driven. By 1933, the 907-metre (2975-foot) level drift was completed along with another short crosscut, a shaft and some drifting on the vein.

Underground mining commenced in 1935, with a shipment of 27.2 tonnes of ore grading 34.3 grams/tonne gold. A total of 6,592 tonnes (7266 imperial tons) of direct-shipping ore was mined between 1935 and 1944. Production peaked in 1940, and for the next 4 years it continued to decline, likely because of shortages of equipment during the war. In 1944, the mine closed.

Total ore produced from the mine yielded 90,137 grams (3,474 ounces) of gold, 108,052 grams (2,898 ounces) of silver, 208 kilograms (459 pounds) of copper, 420 kilograms (926 pounds) of lead and 172 kilograms (379 pounds) of zinc. The mine was developed on 3 levels with over 300 m of workings accessed through portals at 2900 feet (884 m) and 2975 feet (907 m). Later exploration and diamond drilling demonstrated that unrecorded mine production may have been substantially more than the official figures.

In 1952, the Kalamalka Property was staked by Mr. Aubrey Penney. He held the Kalamalka Property until 1967, maintaining the Kalamalka Property through occasional rehabilitation work. In 1966, Coin Canyon Mines optioned the Kalamalka Property and drilled a single drill hole the following year. Although no record of the information exists, the hole was reported to contain 3.6 to 6 metres of quartz veining, with assays of less than 17 g/t gold (0.5 ounces per ton) at an estimated depth of 66 metres below the 884-metre (2900-foot) level (Dasler and Smith, 1987).

In the 1970s and 1980s, various companies and individuals held surface land titles to the ground, some of whom also owned mineral claims on the Kalamalka Property.

In 1986, the Kalamalka Property was staked by Mr. Eugene Dodd and optioned to Triple Star Resources in 1987. Searchlight Resources, on behalf of Triple Star Resources, completed a program of geological mapping of the mine workings at a scale of 1:250, rock sampling from surface and underground, rehabilitation of the mine portal and 91 metres of crosscut and 134 metres of underground AQ diamond drilling in seven holes. The results of the drilling led to the intersection of 31.6 g/t gold (0.92 opt) over 1.5 m within a chloritized shear zone below the main drift, and gold values of 8.7 g/t (0.25 opt) in the adjacent quartz vein.

In 1988, Searchlight Resources continued with a work program for Triple Star Resources. They rebuilt access roads west of the old mine workings, backhoe trenched 17 trenches to expose the old surface cuts, did 40 metres of drifting and constructed an underground drill station on the 884-metre (2900-foot) level. Furthermore, they geologically mapped the surface workings, completed 3.1 km of induced polarization (IP) and resistivity surveying, and 309 m of AW size core drilling in 10 holes. The IP survey located a single chargeability anomaly located on line 1 approximately 100 m at a direction of 260° from the 907 m portal. However, IP lines at 30 metres on either side did not detect this anomaly, nor was this anomaly drill tested in the 1988 program. The ore shoot was drill tested at depth below the old mine workings and found to pinch out at approximately 15 metres below the 884-metre (2900-foot) level.

In 1993, Discovery Consultants staked the KAL 1 to KAL 4 claims on behalf of the Predator Syndicate. Minor physical work was done the following year; subsequently in 1997 the Kalamalka Property was re-staked. In 1999, geological mapping at a 1:5000 scale and rock sampling were undertaken in order to outline new areas of mineral potential. Nine rock samples were collected. Two siliceous samples taken from an old ore bin site and an old trench assayed 47.91 g/t gold and 8.03 g/t gold, respectively. It was recommended that an IP survey be performed to accurately locate previously defined anomalous areas determined to be additional shoots en echelon to the previously mined shoot. Subsequently, a drill program was recommended to test geophysical targets defined from the IP survey.

In 2004, the Kalamalka Property was sold to Bearclaw. On September 18, 2006, Bearclaw optioned the Kalamalka Property to us.

Present Condition of the Kalamalka mineral property

The Kalamalka claim was visited by the consulting geologist on October 27, 2006. The 840 and 907-level adits and the shaft were examined, and the author examined various outcrops on the Kalamalka Property. Part of the Kalamalka Property is forested with mature stands of Douglas fir, ponderosa and western white pine and white spruce. In the mid 1990s, the hillside west and southwest of the old workings was logged, which has allowed for greater access within the Kalamalka Property and increased rock exposure on surface.

There is no equipment, infrastructure or electricity on the claim.

Geology of the Kalamalka mineral property

The Kalamalka mineral property is the subject of a geological report prepared by Agnes Koffyberg, P. Geo., dated November 2, 2006. Our geological report indicates the Kalamalka Property is situated on the western edge of the Omineca Belt of the Canadian Cordillera. Volcanic and sedimentary rocks of the Devonian to Triassic Harper Ranch Group are intruded by foliated diorites of the Jurassic Nelson intrusions.

The Kalamalka Property has the potential to host a mesothermal (formed at great depth at temperatures of 200-300°C) gold deposit. A shear zone within foliated diorite, near the contact with the Harper Ranch metasediments, contains quartz veins and lenses containing native gold, pyrrhotite (a brownish-bronze iron sulfide mineral), pyrite (a common mineral that has a pale yellow color), chalcopyrite (a yellow mineral that is an important ore of copper) with minor galena and sphalerite. Sphalerite is the primary ore of zinc, occurring in usually yellow-brown or brownish-black crystals.

Plan of Exploration

Our consulting geologist Agnes Koffyberg has written a report dated November 2, 2006, providing us with recommendations of how we should explore our claim. The potential economic significance of the mineral claim is that according to our consulting geologist's report, our property has the potential to host a mesothermal gold deposit. A shear zone within foliated diorite, near the contact with the Harper Ranch metasediments, contains quartz veins and lenses containing native gold, pyrrhotite, pyrite, chalcopyrite with minor galena (a gray mineral which is the principal ore of lead) and sphalerite. It is the report author’s conclusion that the Kalamalka Property is a property of merit and it is recommended that further exploration work be carried out on the Kalamalka Property.

Our objective is to conduct exploration activities on our mineral claim to assess whether the claim possesses any commercially viable gold deposits. Until we can validate otherwise, the claim is without known reserves and we are planning a three phase program to explore our claim. Access to the claim is limited to the period of June 1 to October 31 of each year due to snow in the area. This means that our exploration activities are limited to a period of about four and a half months per year. We will explore our claim between June 1, 2007 and October 31, 2007. Our goal is to complete our first phase of exploration within this period. Prior to carrying out a drill program on the Kalamalka Property, Peak will retain the professional services of a geologist to review all of the available data with the aim of determining further drill targets. The following table summarizes the three phases of our anticipated exploration program.

Phase Number	Planned Exploration Activities	Time table
Phase One	Further review of all data with the aim of determining further drill targets.	June - August 2007
Phase Two	Initial drill program to test the extension of the shear zone and vein depth. A drill hole of approx. 150 metres length should intercept the target.	August - October 2007
Phase Three	Depending on results of Phase One and Phase Two drill holes in selected areas.	July – October 2008

If our exploration activities indicate that there are no commercially viable gold deposits on the Kalamalka Property we will let the option agreement lapse and stake a new claim to explore in British Columbia. We will continue to stake claims or enter in to option agreements in British Columbia as long as we can afford to do so.

Payment in Lieu of Work

Since we intend to conduct and file exploration expenses in excess of $40,000 by the next anniversary of our claim extension as of November 17, 2007 we will not have to file PIW fees with the Province of British Columbia for at least 10 years. If we did not conduct the work we would have to file $690 in lieu of filing exploration expenses in order to keep our claim in good standing.

Phase One Cost Review

Phase One costs are for a review of drill target potential and these are comprised primarily of professional fees of approximately $2,200. We will use a geologist to perform Phase One research program. The professional fees for Phase One are budgeted at $2,200.

Phase Two Exploration Cost Review

Transportation Purchase Plan

The transportation costs of Phase Two are minimal as the Kalamalka Property is within 11 miles of the city of Vernon, however, the cost of moving the drill and transporting the crew is budgeted at $3,440 ($2,560 for drill moving).

Equipment Purchase Plan

We will purchase camp equipment and prospecting supplies for the Phase Two drill program. Field supplies are expected to be $853. Most of the equipment used in the process of the diamond drilling will be rented.

Consumable Purchase Plan

We will incur crew costs including accommodation and meals for the geologist, field technician and drill crew which is approximately 20 people per day ($85 per day). The expected cost of these consumables is $1,706.

Employee Hiring (Labor) Plan

We will not hire any employees. We will use a geologist and field technician for our Phase Two of our exploration plan. The expected cost of the geologist is $554 per day for 5 days and $341 per day for 5 days for the field technician. The total for the geologist is approximately $2,772 and the field technician is $1,706. The total expected cost for labor for Phase Two is $4,478.

Sample Analysis Plan

We plan to allow for the analysis for up to 100 core samples. Each analysis costs $38 per sample. The expected cost for sample analysis will be $3,839 for the phase two exploration program.

The costs described above which include transportation, equipment, consumables, labor, and sample analysis make up the entire cost of our Phase Two exploration program. All the costs described above are estimated so we will provide a 10% contingency allowance for unanticipated and wrongly estimated costs. The table below summarizes the cost estimate for the Phase Two exploration program.

Phase Two Exploration Items	Cost Estimate
Field personnel
- geologist(s): 5 days @ $554 per day.	$ 2,772
- field technician(s): 5 days @ $341/day.	$ 1,706
Crew (incl drill crew) costs, accommodation, meals: 20 person days @ $85 per day.	$ 1,706
Truck rental: 5 @ $ 85/day.	$ 425
Transport of drill, fuel	$ 3,440
Field supplies	$ 853
Equipment rental, core splitter, etc: 5 days @ $100/day	$ 427
Contract drilling costs: 150 metres @ $125/metre	$ 15,994
Assay costs: 100 core samples @ $45/day	$ 3,839
Fuel, truck	$ 170
Communications, freight	$ 1,706
Report, drafting, reproduction	$ 4,265
Subtotal	$37,143
Contingency at 10%	$ 3,516
Assessment filing fees	$ 341
Phase Two Total	$41,000

Management's Discussion and Analysis

Forward-looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Plan of Operation

Our plan of operation for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining any additional funding necessary for the continued exploration of our Kalamalka mineral property. We anticipate that we have enough funds to complete our Phase One exploration program. We anticipate that we have enough funds to complete the majority of our Phase Two program and if additional funds are required our President will use his best efforts to arrange for the financing of the shortfall either personally or via additional equity financing. The following is a brief summary of our three phase exploration program:

1.

As recommended by our consulting geologist, Phase 1 should comprise the further review of all available data with the aim determining further drill targets from the existing data. The cost of this program is estimated at $2,200.

2.

As recommended by our consulting geologist, we would utilize the results of Phase 1 to execute Phase 2 which would consist of a diamond drill program to test the extension of the shear zone and vein to depth. A drill hole of approximately 150 metres length should intercept the target.

3.	If the results from Phase 1 and 2 are successful in encountering gold mineralization, more drilling and investment will be required to properly evaluate the Kalamalka Property.

More details on our exploration plan are contained under the heading "Plan of Exploration" under the section entitled "Description of Property" elsewhere in this Prospectus.

As at November 30, 2006, we had a cash balance of $68,865 and we had working capital of $61,436. Over the next 12 months we do not anticipate that we will generate any revenues. We anticipate that we need an additional financing of $55,000 for the next 12 months (beginning June 2007). We anticipate that we have enough cash on hand to complete Phase One ($ 2,200) program and the majority of Phase Two, although not all ($41,000). We anticipate that any additional funding will come from equity financing from the sale of our common stock or sale of part of our interest in the Kalamalka mineral property. If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company. We do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our Phase Two and further exploration programs, however our President will use his best efforts to arrange for the financing of any shortfall either personally or via additional equity financing. In the absence of such financing, our business will fail.

Our planned exploration expenditures and operation expenses for the next 12 months (beginning June 2007) are summarized as follows:

Description	Estimated Expenses ($)
General and administrative expenses	35,000
Professional fees (including legal, accounting and auditing fees)	19,000
Consulting or employee fees	12,000
This offering expenses	14,800
Exploration project – Phase one	2,200
Exploration project – Phase two	41,000
Total	124,000

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future. We base this expectation, in part, on the fact that very few mineral claims in the exploration stage ultimately develop into producing, profitable mines. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

  our ability to raise additional funding;
  the market price for gold;
  the results of our proposed exploration programs on the mineral property; and
  our ability to find joint venture partners for the development of our property interests

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

Accounting and Audit Plan

We intend to continue to have our outside consultant assist us in the preparation of our quarterly and annual financial statements and have these financial statements reviewed or audited by our independent auditor. Our outside consultant is expected to charge us approximately $800 to prepare our quarterly financial statements and approximately $800 to prepare our annual financial statements. Our independent auditor is expected to charge us approximately $1,200 to review our quarterly financial statements and approximately $5,000 to audit our annual financial statements. In the next twelve months, we anticipate spending approximately $13,000 to pay for our accounting and audit requirements.

Results of Operations

We have had no operating revenues since our inception on September 30, 2005, through to November 30, 2006. Our activities have been financed from the proceeds of share subscriptions. From our inception, on September 30, 2005 to November 30, 2006 we raised a total of $81,850 from private placements of our common stock.

For the period from inception on September 30, 2005, to November 30, 2006, we incurred total expenses of $30,914. These expenses included $6,536 in professional fees, $11,915 in general and administrative expenses, $4,739 in impairment of mineral property and $7,724 in mineral property costs. Our general and administrative expenses include donated management services, donated rent, office maintenance, bank charges, travel, communication expenses, courier, postage costs and office supplies. Our professional fees consist of legal, accounting and auditing fees. We expensed $7,724 in mineral property costs represented by the online staking fees for our claims and our $4,329 option payment with Bearclaw Capital Corp.

For the year ended August 31, 2006, we incurred total expenses of $15,762. These expenses included $3,296 in professional fees, $9,703 in general and administrative expenses, $410 in impairment of mineral property and $2,353 in mineral property costs. Our general and administrative expenses mainly include $5,500 for donated management services and $2,750 for donated rent, which were provided by our President. We expensed $2,353 in mineral property costs represented by the online staking fees for our claim.

For the three month period from August 31, 2006 to November 30, 2006 we incurred total expenses of $15,152. These expenses included $3,240 in professional fees, $2,212 in general and administrative expenses, $4,329 in impairment of mineral property and $5,371 in mineral property costs. Our general and administrative expenses include $1,500 for donated services and $750 for donated rent.

Liquidity and Capital resources

At November 30, 2006, we had a cash balance of $68,865 and a working capital surplus of $61,436. Our accumulated deficit was $30,914 as at November 30, 2006. Our net loss of $30,914 from September 30, 2005 (date of inception) to November 30, 2006 was mostly funded by our equity financing. From September 30, 2005 (date of inception) to November 30, 2006, we raised $81,850 in equity financing. The net increase in cash from September 30, 2005 (date of inception) to November 30, 2006 was $68,865.

On September 18, 2006 we acquired a 90% interest in a mineral claim located in British Columbia and completed our obligation to make a cash payment of $4,329. We committed we will spend approximately $132,285 on exploration expenses to September 30, 2008. Over the next 12 months (beginning June 2007) we plan to spend approximately $43,200 on exploration expenditures.

We used net cash of $7,203 in operations for the three months ended November 30, 2006. We used net cash of $4,329 in investing activities for the three months ended November 30, 2006. Our investment activities include the purchase of our mineral property interest. For the three months ended November 30, 2006, our monthly cash requirement was approximately $2,401 in operating activities and approximately $1,443 in investing activities. We anticipate that after June 2007 our monthly expenses will increase to $10,333, which includes $2,917 monthly for general and administrative expenses, monthly payments of $1,000 for consulting or employee expenses, monthly payments of $1,583 for professional fees and monthly payments of $3,600 for exploration costs. Also, we will incur $14,800 of offering expenses.

Of the $124,000 we require for the next 12 months, we had $68,865 in cash or cash equivalents as of November 30, 2006. From September 30, 2005 (date of inception) to November 30, 2006 we raised net proceeds of $81,850 from the sale of common stock and stock subscriptions. We intend to raise the balance of our cash requirements of $55,000 for the next 12 months from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer) within the next few months. If we are unsuccessful in raising enough money through future capital raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have any commitments from any broker-dealer to provide us with financing.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the Kalamalka mineral property and our business will fail.

Private Placements

As at November 30, 2006 we had a cash balance of $68,865. Since inception we have raised $81,850 in capital through private placements to various investors that were exempt from registration pursuant to Regulation S or Section 4(2) of the Securities Act, as follows:

1.	On October 10, 2005, we issued 3,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $3,000 to our President; and

2.	On April 29, 2006, we issued 1,823,334 shares of common stock to sixteen non-affiliate non U.S. Persons at a price of $0.015 per share for cash proceeds of $27,350; and
3.	On August 31, 2006, we issued 870,000 shares of common stock to seventeen non-affiliate non U.S. Persons at a price of $0.05 per share for cash proceeds of $43,500; and
4.	On October 5, 2006, we issued 160,000 shares of common stock to four non-affiliated non U.S. Persons at a price of $0.05 per share for cash proceeds of $8,000.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Off-balance sheet arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our historical consolidated financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Mineral Property Costs

We have been in the exploration stage since our inception on September 30, 2005 and have not yet realized any revenues from our planned operations. We are primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. We assess the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When we have been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Certain Relationships and Related Transactions

On October 10, 2005 Mr. Olson, our sole President and director acquired 3,000,000 shares of our common stock at a price of $0.001 for proceeds of $3,000.

Mr. Olson donates services and rent to us that are recognized on our financial statements. From inception on September 30, 2005 to November 30, 2006 we recognized a total of $7,000 for donated services at $500 per month and $3,500 for donated rent at $250 per month.

As at November 30, 2006 we are indebted to Mr. Olson for $1,729 representing expenditures paid on behalf of us. This amount is unsecured, non-interest bearing due on demand and has not specific terms of repayment.

Other than as described above. we have not entered into any transactions with our officer and director, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of our total assets for the last fiscal year.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our prospectus has been declared effective by the SEC. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. We have not yet engaged any market makers to submit an application on our behalf for quotation on the OTC Bulletin Board. There is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of March 22, 2007 we have 38 holders of record of our common stock.

Equity Compensation Plans

We have no equity compensation program including no stock option plan and none are planned for the foreseeable future.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or
2.

our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Since our inception (September 30, 2005) to November 30, 2006 we did not pay Larry Olson any compensation for his services as director. We did record as an expense $500 a month as donated services from Mr. Olson for his services as an officer.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception on September 30, 2005.

Employment Agreements

Currently, we do not have an employment agreement or consulting agreement with Mr. Olson and we do not pay any salary to him. There is an understanding between our company and Mr. Olson that he will work for us at no cost. He will not be compensated for past, current, or future work.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Manning Elliott LLP, Certified Public Accountants, audited our consolidated financial statements for the period ending November 30, 2006. Since inception, we have had no changes in or disagreements with our accountants.

Financial Statements

We will provide audited financial statements to our stockholders on an annual basis. Our audited financial statements as of November 30, 2006 follow as pages F-1 through F- 10.

Peak Resources Incorporated
(An Exploration Stage Company)

November 30, 2006

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Peak Resources Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Peak Resources Inc. (An Exploration Stage Company) as of November 30, 2006 and August 31, 2006, and the related statements of operations, cash flows and stockholders' equity for the period from September 30, 2005 (Date of Inception) to August 31, 2006 and for the three months ended November 30, 2006 and accumulated from September 30, 2005 (Date of Inception) to November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peak Resources Inc. (An Exploration Stage Company) as of November 30, 2006 and August 31, 2006 and the results of its operations and its cash flows for the period from September 30, 2005 (Date of Inception) to August 31, 2006 and for the three months ended November 30, 2006 and accumulated from September 30, 2005 (Date of Inception) to November 30, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

January 30, 2007

Peak Resources Incorporated
(An Exploration Stage Company)
Balance Sheet
(Expressed in US dollars)

	November 30,	August 31,
	2006	2006
	$	$

ASSETS
Current Assets
Cash	68,865	72,397
Total Assets	68,865	72,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	3,700	5,649
Accrued liabilities	2,000	–
Due to related parties (Note 3(d))	1,729	410
Total Liabilities	7,429	6,059
Commitments and Contingencies (Note 1 and 4)
Stockholders’ Equity
Common Stock, 75,000,000 shares authorized, $0.001 par value
5,853,334 and 5,693,334 shares issued and outstanding, respectively	5,853	5,693
Additional Paid-in Capital	75,997	68,157
Donated Capital	10,500	8,250
Deficit Accumulated During the Exploration Stage	(30,914)	(15,762)
Total Stockholders’ Equity	61,436	66,338
Total Liabilities and Stockholders’ Equity	68,865	72,397

(The Accompanying Notes are an Integral Part of These Financial Statements)

Peak Resources Incorporated
(An Exploration Stage Company)
Statement of Operations
(Expressed in US dollars)

	Accumulated		For the period	For the period
	From	For the	From	From
	September 30, 2005	Three months	September 30, 2005	September 30, 2005
	(Date of Inception)	Ended	(Date of Inception)	(Date of Inception)
	to November 30,	November 30,	To November 30,	to August 31,
	2006	2006	2005	2006
	$	$	$	$
			(unaudited)

Revenue	–	–	–	–

Expenses

General and administrative (Note 3)	11,915	2,212	1,581	9,703
Impairment of mineral property	4,739	4,329	–	410
Mineral property costs	7,724	5,371	–	2,353
Professional fees	6,536	3,240	–	3,296

Total Expenses	30,914	15,152	1,581	15,762

Net Loss	(30,914)	(15,152)	(1,581)	(15,762)

Net Loss Per Share – Basic and Diluted		–	–	–

Weighted Average Shares Outstanding		5,791,000	2,508,000	3,585,000

(The Accompanying Notes are an Integral Part of These Financial Statements)

Peak Resources Incorporated
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in US dollars)

	Accumulated		For the period	For the period
	From	For the	From	From
	September 30, 2005	Three months	September 30, 2005	September 30, 2005
	(Date of Inception)	Ended	(Date of Inception)	(Date of Inception)
	To November 30,	November 30,	to November 30,	to August 31,
	2006	2006	2005	2006
	$	$	$	$
			(unaudited)

Operating Activities
Net loss	(30,914)	(15,152)	(1,581)	(15,762)
Adjustments to reconcile net loss to net cash
used in operating activities:
Donated services and rent	10,500	2,250	1,500	8,250
Impairment of mineral property	4,739	4,329	–	410
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	5,700	51	–	5,649
Due to related party	1,319	1,319	–	–
Net Cash Used in Operating Activities	(8,656)	(7,203)	(81)	(1,453)
Investing Activities
Mineral property acquisition costs	(4,329)	(4,329)	–	–
Net Cash Used in Investing Activities	(4,329)	(4,329)	–	–
Financing Activities
Proceeds from the issuance of common stock	81,850	8,000	3,000	73,850
Net Cash Provided by Financing Activities	81,850	8,000	3,000	73,850
(Decrease) Increase In Cash	68,865	(3,532)	2,919	72,397
Cash - Beginning of Period	–	72,397	–	–
Cash - End of Period	68,865	68,865	2,919	72,397

Supplemental Disclosures
Interest paid		–	–	–
Income tax paid		–	–	–

(The Accompanying Notes are an Integral Part of These Financial Statements)

Peak Resources Incorporated
(An Exploration Stage Company)
Statement of Stockholders’ Equity
For the Period from September 30, 2005 (Date of Inception) to November 30, 2006
(Expressed in US dollars)

					Deficit
					Accumulated
			Additional		During the
			Paid-in	Donated	Exploration
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance – September 30, 2005
(Date of Inception)	–	–	–	–	–	–

October 10, 2005 – issuance of
common shares for cash at $0.001 per
share	3,000,000	3,000	–	–	–	3,000

April 29, 2006 – issuance of common
shares for cash at $0.015 per share	1,823,334	1,823	25,527	–	–	27,350

August 31, 2006 – issuance of common
shares for cash at $0.05 per share	870,000	870	42,630	–	–	43,500

Donated services and rent	–	–	–	8,250	–	8,250

Net loss	–	–	–	–	(15,762)	(15,762)

Balance – August 31, 2006	5,693,334	5,693	68,157	8,250	(15,762)	66,338

October 5, 2006 – issuance of common
shares for cash at $0.05 per share	160,000	160	7,840	–	–	8,000

Donated services and rent	–	–	–	2,250	–	2,250

Net loss	–	–	–	–	(15,152)	(15,152)

Balance – November 30, 2006	5,853,334	5,853	75,997	10,500	(30,914)	61,436

(The Accompanying Notes are an Integral Part of These Financial Statements)

Peak Resources Incorporated
(An Exploration Stage Company)
Notes to Financial Statements
(Expressed in US dollars)

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on September 30, 2005. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at November 30, 2006, the Company has accumulated losses of $30,914 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 2,853,334 common shares held by existing shareholders. The Company will not receive any proceeds from sales of these shares.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is August 31.

b)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

c)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Peak Resources Incorporated
(An Exploration Stage Company)
Notes to Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

e)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30, and August 31, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

f)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

g)	Mineral Property Costs

The Company has been in the exploration stage since its inception on September 30, 2005 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

h)	Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

i)	Financial Instruments

The fair value of financial instruments, which include cash, prepaid expenses, accounts payable, accrued liabilities and due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

j)	Income Taxes

The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

k)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Peak Resources Incorporated
(An Exploration Stage Company)
Notes to Financial Statements
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

l)	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

Peak Resources Incorporated
(An Exploration Stage Company)
Notes to Financial Statements
(Expressed in US dollars)

3.	Related Party Transactions

a)	On October 10, 2006, the Company issued 3,000,000 shares of common stock to the President of the Company for cash proceeds of $3,000.

b)

During the period ended August 31, 2006, the Company recognized a total of $5,500 for management services at $500 per month provided by the President of the Company, and $2,750 for rent at $250 per month provided by the President of the Company.

c)

During the three month period ended November 30, 2006, the Company recognized a total of $1,500 for management services at $500 per month provided by the President of the Company, and $750 for rent at $250 per month provided by the President of the Company.

d)

At November 30, 2006, the Company is indebted to a director of the Company for $1,729 (August 31, 2006 $410), representing expenditures paid on behalf of the Company. This amount is unsecured, non-interest bearing, due on demand and has no specific terms of repayment.

4.	Mineral Property

a)

On May 3, 2006, the Company staked three mineral claims located in British Columbia, Canada for a cost of $410. The claims are registered in the name of the President of the Company, who also paid the staking costs on behalf of the Company. The President holds title to these claims in trust for the Company. The cost of the mineral property was initially capitalized. At August 31, 2006, the Company recognized an impairment loss of $410, as it has not yet been determined whether there are proven or probable reserves on the property.

b)

On September 18, 2006, the Company entered into an agreement to acquire a 90% interest in a mineral claim located in British Columbia, Canada in consideration for a cash payment of $4,329 (CDN $5,000 - paid) and incurring $132,285 (CDN$150,000) of exploration expenditures in various stages to September 30, 2008. Upon earning a 90% interest, the Company may acquire an additional 5% interest (95% in total) by spending an additional $220,475 (CDN$ 250,000) on exploration by December 15, 2010. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company. At November 30, 2006, the Company recognized an impairment loss of $4,329, as it has not yet been determined whether there are proven or probable reserves on the property.

5.	Common Stock

a)	On October 10, 2005, the Company issued 3,000,000 shares of common stock at a price of $0.001 per share to the President of the Company for cash proceeds of $3,000.

b)	On April 29, 2006, the Company issued 1,823,334 shares of common stock at a price of $0.015 per share for cash proceeds of $27,350.

c)	On August 31, 2006, the Company issued 870,000 shares of common stock at a price of $0.05 per share for cash proceeds of $43,500.

d)	On October 5, 2006, the Company issued 160,000 shares of common stock at a price of $0.05 per share for cash proceeds of $8,000.

Peak Resources Incorporated
(An Exploration Stage Company)
Notes to Financial Statements
(Expressed in US dollars)

6.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $20,414, which commence expiring in 2025. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The Company is subject to United States income taxes at an approximate rate of 35%. The reconciliation of the provision (recovery) for income taxes at the United States federal statutory rate compared to the Company’s income tax expense is as follows:

November 30,
2006
$
Net loss	30,914
Less: permanent differences	(10,500)
Net Operating Loss	20,414
Expected Statutory Tax Rate	35%
7,145
Valuation Allowance	(7,145)
Income Tax expense (recovery)	–

Significant components of the Company’s deferred tax assets as of November 30, 2006 are as follows:

$
Cumulative operating losses	7,145
Valuation Allowance	(7,145)
Net Deferred Tax Asset	–

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Indemnification of Directors and Officers

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Peak is insured or indemnified in any manner against any liability which he may incur in his capacity as such is pursuant to Nevada Revised Statutes (“NRS”), Chapter 78. The general effect of the foregoing is to allow indemnification of a control person, officer or director from liability, which would make Peak responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a  director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liable pursuant to NRS 78.138; or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, our Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Disclosure of SEC position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, we has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

SEC Registration Fee	$16
Legal Fees and Expenses	$5,000
Accounting Fees and Expenses	$800
Auditor Fees and Expenses	$5,000
Electronic Filing Fees	$2,000
Printing Costs	$484
Courier Costs	$500
Transfer Agent Fees	$1,000
Total	$14,800

All amounts are estimates. We are paying all expenses listed above. None of the above expenses of issuance and distribution will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Recent Sales of Unregistered Securities

As of March 22, 2007 we have sold 5,853,334 shares of unregistered securities. All of these 5,853,334 shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933 and were sold to Canadian residents.

The shares include the following:

1.	On October 10, 2005, we issued 3,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $3,000 to our President; and
2.	On April 29, 2006, we issued 1,823,334 shares of common stock to sixteen non-affiliate non U.S. Persons at a price of $0.015 per share for cash proceeds of $27,350; and
3.	On August 31, 2006, we issued 870,000 shares of common stock to seventeen non-affiliate non U.S. Persons at a price of $0.05 per share for cash proceeds of $43,500; and
4.	On October 5, 2006, we issued 160,000 shares of common stock to four non-affiliated non U.S. Persons at a price of $0.05 per share for cash proceeds of $8,000.

All of the above mentioned shares were issued pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investor agreed by execution of the subscription agreement for the common stock: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Legal Opinion and Consent
10.1	Kalamalka Property dated September 18, 2006
10.2	Kalamalka Property Option Agreement Addendum dated December 30, 2006
10.3	Notice of Good Standing of the Kalamalka Property dated January 28, 2007
10.4	Kalamalka Property Trust Agreement
10.5	Kalamalka Property Option Agreement Addendum dated March 29, 2007
14.1	Financial Code of Ethics
23.1	Consent of Independent Auditor

Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

Reflect in our prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Not withstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) 230.424(b) of this chapter if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of Peak pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of PEAK relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of PEAK or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under that Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and a will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Penticton, Province of British Columbia on April 6, 2007.

Peak Resources Inc.

By:

/s/ Larry Olson

Larry Olson
Director, President, Principal Financial Officer and Principal Accounting Officer.

In accordance with the requirements of Securities Act of 1933, this registration statement was signed by the following persons in the capacities and the dates stated:

/s/ Larry Olson

Larry Olson
Director, President, Principal Financial Officer and Principal Accounting Officer
April 6, 2007